Exhibit 99.1


            VIASYS Healthcare Inc. Reports First Quarter 2006 Results


     CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--May 8, 2006--VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended April 1, 2006. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.

First Quarter Results

                                 Three Months   Three Months
                                Ended April 1, Ended April 2,    %
                                     2006           2005       Change
                                -------------- -------------- --------
Diluted EPS from Continuing
 Operations                             $0.17          $0.14     21.4%
Special Charges per share(1)                -           0.02
Stock Compensation Expense per
 share(1)                                0.06              -
                                -------------- --------------
Adjusted EPS from Continuing
 Operations                             $0.23          $0.16     43.8%
                                ============== ==============

     Revenues for the first quarter of 2006 increased to $135.5 million as compared to $102.4 million in the comparable quarter last year. Excluding the impact of stock compensation expense and special items(1), operating income increased to $12.5 million as compared to $7.4 million in the same period last year, and income from continuing operations after taxes increased to $7.6 million, or $.23 per diluted share, compared to $5.0 million, or $.16 per diluted share, for the same period last year. Foreign currency translation had a negative impact of 2.9% on revenues for the quarter.

     Including the impact of stock compensation and special items(1), operating income was $9.4 million compared to $6.7 million in the same period last year, and income from continuing operations after taxes was $5.5 million, or $.17 per diluted share, as compared to $4.5 million, or $.14 per diluted share, for the same period last year.

     Chairman, President and CEO Comments

     Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

     "We are very pleased to report revenue and earnings growth that are once again in line with our stated expectations. These results reflect strong contributions across each of our core businesses and reinforce our previously stated guidance for 2006.

     "First quarter performance reflected the strong global demand for VIASYS products and services. The excellent performance of our core businesses was complemented by the strategic acquisitions completed in 2005. Total revenue growth, including revenue from last year's acquisitions, exceeded 32% while base business growth was nearly 10%. We believe the growth of our core products and services is indicative of the strong customer recognition of VIASYS' superior product and service performance, as well as the success of R&D investments, our acquisition strategy and our global sales and distribution capability. We expect continued positive performance throughout this year.

     "The consistent performance of VIASYS is driven by several simple characteristics - we believe that the global VIASYS team is the best in the industry and it is complemented by products that represent the best-in-class in each of our business segments. Our overall success is a sum of the commitment of our people, the superiority of our products and our passion for improving the quality of life worldwide.

     "We believe VIASYS is a global leader in respiratory technologies, critical care, neurology, enteral feeding and orthopedics. Each of these businesses has demonstrated exceptional growth over the last several years. Complementing these core businesses are strategic investments that moved VIASYS into potentially higher growth segments. These investments have given us access to new channels such as the physician's office and home care, as well to new products such as entry level diagnostic systems, medical access systems and orthopedic surgical instruments. We believe, our ability to leverage these opportunities is complemented by our exceptional global distribution resources which includes direct sales operations and a worldwide network of distributor partners. We believe international markets represent greater growth potential and we have therefore increased our resources in China and the Middle East."

     Further commenting on VIASYS' specific businesses, Mr. Thurman said:

     "Within VIASYS Respiratory Care, diagnostic and critical care systems delivered excellent growth of 41%. Contributing to this growth was continued demand for our products, exceptional growth of our clinical services business and recently acquired products.

     "VIASYS NeuroCare delivered a turnaround in profitability compared to the same period a year ago. Revenue grew over 20% as a result of acquired technologies and overall strength in consumable, vascular and audio sales. We believe our neurocare business is the market leader in neuro, audio and vascular diagnostics and that we have best-in-class products in each segment. We expect increased profitability driven by growth from our new product platform and a significantly improved cost structure.

     "VIASYS MedSystems is one of our most consistent performers. This business focuses on proprietary disposables and medical access systems and a value-added strategy. Growth in the quarter exceeded 8% driven by our recently introduced CORTRAK(R) and NAVIGATOR(R) medical access systems. We believe these new systems have the potential to re-define their respective medical practices and will realize accelerated growth as acceptance becomes more widespread.

     "Orthopedics's revenue grew over 27% continuing the momentum from last year. Our relationships with major orthopedic commercial companies continue to grow based on our long standing reputation for superior quality and delivery on our commitments.

     "Underlying our business is the exceptional performance of our customer service and international organizations. We expect continuing growth from customer service revenues as our installed base of systems expands. We believe our customer service capability is also a major competitive advantage as customers focus not only on the value of our products but the economics over the life of those products. New customer service strategies such as remote diagnostics suggest continued success in this segment. Our international business saw strong growth across most major markets as the new organization we implemented last year continues to gain traction with core and acquired business.

     "We are reaffirming our previously announced 2006 guidance for earnings in the range of $1.25 to $1.30 per diluted share before the impact of SFAS 123R, 'Accounting for Stock-Based Compensation.' Including the impact of stock-based compensation, we expect earnings in the range of $1.09 to $1.14 per diluted share for a full year impact of $.16 per diluted share. Of this $.16 per diluted share, we recorded $.06 per diluted share of stock compensation in the first quarter of 2006. The remaining $.10 per diluted share will occur ratably over the next three quarters. In keeping with prior practice, this guidance excludes the impact of future acquisitions and special items."

     Segment Highlights - First Quarter

     Respiratory Care

     Revenues increased 40.7% to $86.3 million in the first quarter of 2006 compared to the first quarter of 2005 including 3.5% unfavorable impact of foreign currency translation. This increase was partially due to sales of spirometry systems and portable mechanical ventilators acquired from Micro Medical and Pulmonetics, respectively. Also contributing to the increase were strong sales of our ventilators, domestic pulmonary function testing equipment, consumable products and increased revenue from the VIASYS Clinical Services business. Partially offsetting these increases was the negative impact of a strike by medical practitioners in Germany and the National Health Services budget constraints in the United Kingdom.

     Operating income increased 53.0% to $11.2 million as compared to $7.3 million in the comparable period last year. This increase was partially due to the acquisitions of Micro Medical and Pulmonetics. Also contributing to the increase was higher gross margins resulting from increased sales, a $2.3 million milestone payment related to the development of an indication for nitric oxide and reduced restructuring expense. Partially offsetting these benefits were higher commissions due to increased sales, international selling expense resulting from the opening of our Hong Kong office and expenses from our investment in the research and development of new products.

     NeuroCare

     Revenues increased 20.5% to $29.8 million in the first quarter of 2006 compared to the first quarter of 2005. The higher revenues resulted from increased sales of consumable products resulting in part from our acquisition of Oxford Medical and higher sales of vascular and audio products.

     Operating income was $0.8 million in the first quarter of 2006 compared to a loss of $0.6 million in the comparable period last year. This increase is mainly due to higher gross margin from increased sales. In addition, the increased expenses due to the acquisition of Oxford Medical were partially offset by synergies realized from its integration into our existing business.

     MedSystems

     Revenues increased 8.6% to $8.1 million in the first quarter of 2006 compared to the first quarter of 2005. The increase was mainly due to higher sales of enteral delivery products and contributions from our CORTRAK(TM) and NAVIGATOR(R) access systems.

     Operating income increased 33.6% to $1.4 million as compared to $1.0 million in the comparable period last year due to the impact of higher sales and favorable product mix driven by a shift to the higher margin access systems. Partially offsetting this increase was higher selling expense resulting from the increased sales.

     Orthopedics

     Revenues increased 27.1% to $11.2 million in the first quarter of 2006 compared to the first quarter of 2005. This increase was primarily due to higher sales of orthopedic instruments acquired from Intermed and industrial products.

     Operating income increased 23.8% to $2.1 million as compared to $1.7 million in the comparable period last year. This increase was primarily due to the impact of higher sales volume.

     Corporate

     Corporate expenses increased by $3.4 million in the first quarter of 2006 over the comparable quarter of 2005 primarily due to stock compensation expense recorded in the current period.

     Conference Call

     VIASYS Healthcare Inc. will host an earnings release conference call on Monday, May 8, 2006, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 7246234.

     VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(TM), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

     This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, our outlook for our businesses, our expectations regarding our China/Asia organization, our expectations for new product introductions, our belief relating to our investment in research and development, our belief relating to our investment strategy focusing on research and development and acquisitions, our 2006 earnings guidance, our expectations to reduce expenses in Neurocare, our prospects for continued growth and our ability to successfully execute on our business strategies. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, patent protection and litigation and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


(1) Stock Compensation and Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.


                  Reconciliation of Non-GAAP Financial Measures
                    (In Thousands, Except Per Share Amounts)

                                  Three Months  Three Months
                                      Ended         Ended
                                  April 1, 2006 April 2, 2005  Change
                                  ------------- ------------- --------
Operating Income from Continuing
 Operations                       $      9,371  $      6,744
Acquisition Related Costs (a)              110             -
Restructuring Charges                      (90)          671
Stock Compensation Expense (b)           3,093             -
                                  ------------- -------------
Adjusted Operating Income from
 Continuing Operations            $     12,484  $      7,415     68.4%
                                  ============= =============

Income from Continuing Operations $      5,501  $      4,547
Acquisition Related Costs (net of
 income taxes of ($40)) (a)                 71             -
Restructuring Charges (net of
 income taxes of ($32 and ($238))          (58)          433
Stock Compensation Expense (net
 of income taxes of ($1,045)) (b)        2,048             -
                                  ------------- -------------
Adjusted Income from Continuing
 Operations                       $      7,562  $      4,980     51.8%
                                  ============= =============

Diluted Earnings per Share from
 Continuing Operations            $        .17  $        .14
Acquisition Related Costs per
Share (a)                                    -             -
Restructuring Charges per Share              -           .02
Stock Compensation Expenses per
 Share (b)                                 .06             -
                                  ------------- -------------
Adjusted Earnings per Share from
 Continuing Operations            $       .23   $       .16
                                  ============= =============

(a) In the first quarter of 2006, the Company incurred $.1 million of expenses to integrate companies acquired in 2005.

(b) Effective January 1, 2006, we adopted the new accounting pronouncement FAS123R, "Share Based Payments." In the first quarter of 2006 we recorded $3.1 million of expense for stock compensation made to employees, including charges resulting from the adoption of FAS123R. This charge was not required to be recorded in the comparable period of the prior year.


                                               Three Months Ended
                                           ---------------------------
Consolidated Statements of Income                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                           April 1, 2006 April 2, 2005

Revenues                                   $    135,519  $    102,445

Operating Costs and Expenses:
  Cost of revenues                               69,593        54,572
  Selling, general and administrative
   expense                                       47,241        33,836
  Research and development expense                9,404         6,622
  Restructuring charges                             (90)          671
                                           ------------- -------------
                                                126,148        95,701

                                           ------------- -------------
Operating Income                                  9,371         6,744
                                           ------------- -------------
Interest Income (Expense), net                     (876)          464
Other Income (Expense), net                         100          (158)
                                           ------------- -------------

Income from Continuing Operations Before
 Income Taxes                                     8,595         7,050
Provision for Income Taxes                       (3,094)       (2,503)
                                           ------------- -------------
Income from Continuing Operations                 5,501         4,547
Income from Discontinued Operations (net
 of tax)                                              -           313
                                           ------------- -------------
Net Income                                 $      5,501  $      4,860
                                           ============= =============

Earnings per Share:
  Basic:
    Continuing Operations                  $        .17  $        .15
    Discontinued Operations                           -           .01
                                           ------------- -------------
                                           $        .17  $        .16
                                           ============= =============
  Diluted:
    Continuing Operations                  $        .17  $        .14
    Discontinued Operations                           -           .01
                                           ------------- -------------
                                           $        .17  $        .15
                                           ============= =============
Weighted Average Shares Outstanding:
  Basic                                          32,097        31,121

  Diluted                                        33,072        31,629


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                                                Three Months Ended
                                           ---------------------------
                                           April 1, 2006 April 2, 2005
                                           ------------- -------------

Respiratory Care
  Domestic                                       44,848        30,144
  International                                  41,469        31,204
                                           ------------- -------------
    Total                                        86,317        61,348
                                           ------------- -------------


NeuroCare
  Domestic                                       18,367        15,198
  International                                  11,478         9,572
                                           ------------- -------------
    Total                                        29,845        24,770
                                           ------------- -------------


MedSystems
  Domestic                                        6,321         6,052
  International                                   1,825         1,452
                                           ------------- -------------
    Total                                         8,146         7,504
                                           ------------- -------------


Orthopedics
  Domestic                                        9,164         7,065
  International                                   2,047         1,758
                                           ------------- -------------
    Total                                        11,211         8,823
                                           ------------- -------------


Total VIASYS
  Domestic                                       78,700        58,469
  International                                  56,819        43,986
                                           ------------- -------------
    Total                                       135,519       102,445
                                           ============= =============


     CONTACT: VIASYS Healthcare Inc.
              Investor Contact:
              Martin P. Galvan, 610-862-0800